United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
May 24, 2017
Fidelity National Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
001-32630
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1725106 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-8100
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
Equity Commitment Letters

On May 24, 2017, Fidelity National Financial, Inc. (the “Company”), entered into equity commitment letters (the “Equity Commitment Letters”) with CF Corporation, a Cayman Islands exempted company (“CF Corporation”), relating to the business combination (“Business Combination”) contemplated by that certain agreement and plan of merger (the “Merger Agreement”), dated May 24, 2017, among CF Corporation, Fidelity & Guaranty Life, a Delaware corporation (“FGL”), and the other parties thereto, pursuant to which the Company has committed, on the terms and subject to the conditions set forth therein, at the closing under the Merger Agreement (the “Closing”), to purchase, or cause the purchase of, equity of CF Corporation (the terms of which are described more fully under “Investment Agreement” below) for an aggregate cash purchase price equal to (x) $235 million plus (y) up to an aggregate of $195 million to offset any redemptions of CF Corporation’s ordinary shares made in connection with CF Corporation’s shareholder vote to approve the Business Combination (the “FNF Commitment”). The Company’s non-executive Chairman, William P. Foley, II, is also the Co-Executive Chairman of CF Corporation.

The obligation of the Company to fund the FNF Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing (upon funding), (b) the termination of the Merger Agreement in accordance with its terms and (c) FGL or any of its affiliates or representatives asserting any claim against the Company in connection with the Merger Agreement or any of the transactions contemplated by the Equity Commitment Letter or the Merger Agreement, subject to certain exceptions.

Forward Purchase Backstop Equity Commitment Letters

Pursuant to equity commitment letters (the “Forward Purchase Backstop Equity Commitment Letters”, and together with the Equity Commitment Letters, the “FNF Equity Commitment Letters”) from the Company and Blackstone Tactical Opportunities Fund II L.P. (“BTO Fund”), dated as of May 24, 2017, (i) the Company has committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of CF Corporation for an aggregate cash purchase price equal to two-thirds (2/3) of the aggregate amount, if any, not funded by one or more purchasers under the forward purchase agreements between CF Corporation, CF Capital Growth, LLC and the counterparties thereto (the “Forward Purchase Agreements”) at or prior to the Closing (the “FPA Shortfall”), up to an aggregate amount of $200 million, and (ii) BTO Fund has committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of CF Corporation for an aggregate cash purchase price equal to one-third (1/3) of the FPA Shortfall, up to an aggregate amount of $100 million (together, the “Forward Purchase Backstop Commitments”).

In exchange for providing the Forward Purchase Backstop Commitments, promptly following the Closing, CF Corporation will pay $3.0 million to the Company and $1.5 million to BTO Fund or its designated affiliate, with such amounts payable whether or not any portion of the Forward Purchase Backstop Commitment is ultimately required to be funded.

The obligation of the parties to the Forward Purchase Backstop Equity Commitment Letters (the “Forward Purchase Backstop Parties”) to fund the Forward Purchase Backstop Commitments will terminate automatically and immediately upon the earliest to occur of (a) the Closing (upon funding), (b) the termination of the Merger Agreement in accordance with its terms and (c) FGL or any of its affiliates or representatives asserting any claim against any Forward Purchase Backstop Party in connection with the Merger Agreement or any of the transactions contemplated by the Forward Purchase Backstop Equity Commitment Letters or the Merger Agreement, subject to certain exceptions.

The FNF Equity Commitment Letters include an aggregate of $21 million in commitments that relate to the Share Purchase Agreement described in Item 8.01 herein, including $7 million which would be used to offset any redemptions of CF Corporation’s ordinary shares made in connection with CF Corporation’s shareholder vote to approve the Business Combination and $6 million which would be used to fund any FPA Shortfall.

Limited Guaranty

In addition, the Company together with BTO Fund and GSO Capital Partners LP (“GSO”), executed a limited guaranty in favor of FGL to guarantee, in the event that the Merger Agreement is terminated as a result of CF Corporation’s or its subsidiaries’ intentional and material breach or fraud, the payment of a portion of any damages determined in a final judgment by a court or governmental authority or pursuant to a settlement by written agreement of the parties to the Merger Agreement, up to a specified portion of the total transaction value.

Investor Agreement

As an inducement for their agreement to enter into certain limited guaranties (described above) in connection with the Merger Agreement, each of the Company, BTO Fund and GSO (collectively, the “Investor Agreement Parties”), entered into an investor letter agreement with CF Corporation, dated May 24, 2017 (the “Investor Agreement”), pursuant to which CF Corporation agreed that, without the Investor Agreement Parties’ prior written consent, it would not amend, modify, grant any waiver of any condition under or seek to terminate any of the transaction agreements relating to the Business Combination, or take any action concerning settlements, stipulations or judgments with or by government authorities or make any regulatory filings contemplated by the Merger Agreement, subject in each case to certain exceptions and qualifications.

Pursuant to the Investor Agreement, the terms of the equity to be issued to the Company pursuant to the FNF Equity Commitment Letters will be as follows:

•
With respect to the FNF Commitment described in the Equity Commitment Letters, the Company will purchase (i) $135 million of ordinary shares of CF Corporation for $10.00 per share, and (ii) $100 million of preferred shares, plus additional amounts, if any, pursuant to the Company’s commitment to offset a portion of the redemptions of CF Corporation’s ordinary shares, if any, and warrants on the terms as set forth in the term sheet attached to that certain GSO Side Letter, dated May 24, 2017, between GSO and CF Corporation (the “GSO Side Letter”).

•
In the event that holders of CF Corporation’s ordinary shares redeem their shares in connection with the shareholder vote to approve the Business Combination, a certain portion of the FNF Commitment, as described in the Equity Commitment Letters, shall be allocated pro rata based on its aggregate commitment thereunder.

The Investor Agreement further provides that the Investor Agreement Parties will receive registration rights on customary terms with respect to the ordinary shares, preferred shares, warrants (and the ordinary shares underlying such warrants) issued by CF Corporation pursuant to the FNF Equity Commitment Letters.

FNF Fee Letter

As consideration for the FNF Commitment (including the backstop commitment) and the agreements of the Company under the Equity Commitment Letters and limited guaranty, the Company also entered into a fee letter agreement with CF Corporation, dated May 24, 2017 (the “FNF Fee Letter”), pursuant to which CF Corporation has agreed to pay to the Company the following fees at the Closing:

•	the original issue discount of $2.0 million in respect of the preferred shares (the “OID”);

•	a commitment fee of $2.925 million;

•	penny warrants convertible, in the aggregate, for 1.2% of CF Corporation’s ordinary shares (on a fully diluted basis) (the “Investment Warrants”); and

•
if, and to the extent, any amount of the preferred equity under the Company’s backstop commitment is funded (the “Backstop Equity”), (x) a funding fee of 0.5% of the amount of the Backstop Equity that is funded (together with the OID, the “Closing Payments”), and (y) penny warrants attached to the Backstop Equity that are convertible, in the aggregate, for the result of (1) the proportion of the Backstop Equity that is funded, and (2) 1.5% of CF Corporation’s ordinary shares (on a fully diluted basis) (together with the Investment Warrants, the “Warrants”).

The Closing Payments will be paid as a reduction of the purchase price payable by the Company for the preferred shares under the Equity Commitment Letter. CF Corporation has also agreed to pay or reimburse the Company for fees and expenses of counsel in connection with its anticipated purchase of the preferred equity.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the FNF Commitment, FNF Equity Commitment Letters, and Investor Agreement and the information set forth below under Item 8.01 relating to the equity commitment letter and forward purchase backstop equity commitment letter described therein is incorporated herein by reference into this Item 2.03.

Item 8.01.	Other Events.

In connection with that certain Share Purchase Agreement, dated May 24, 2017, among CF Corporation, FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of CF Corporation (“Parent”) and Front Street Re (Delaware) Ltd. (“FSRD”), the Company entered into an equity commitment letter with CF Corporation with terms substantially similar to the Equity Commitment Letter described above, pursuant to which the Company has committed to purchase equity of CF Corporation (the terms of which are described above under “Investment Agreement”) for an aggregate cash purchase price equal to (x) $8 million plus (y) up to an aggregate of $7 million to offset any redemptions of CF Corporation’s ordinary shares made in connection with CF Corporation’s shareholder vote to approve the Business Combination.

In connection therewith, on May 24, 2017, the Company also entered into a forward purchase backstop letter agreement with BTO Fund and CF Corporation with terms substantially similar to the Forward Purchase Backstop Equity Commitment Letter described above, pursuant to which the Company has committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of CF Corporation for an aggregate cash purchase price equal to two-thirds (2/3) of the FPA Shortfall, up to an aggregate amount of $6 million.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date:	May 31, 2017	By:
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary